                                                                   EXHIBIT 8.2

                      [Letterhead of Ernst & Young LLP]

February 16, 1998
Board of Directors
Orion Network Systems, Inc.
2440 Research Boulevard, Suite 400
Rockville, Maryland 20850

Gentlemen:

You have requested our opinion concerning certain U.S. federal income tax consequences relating to a proposed merger (the "Merger") set forth in the Agreement and Plan of Merger as amended ("Merger Agreement") by and among Orion Network Systems, Inc. ("Orion"), Loral Space & Communications Ltd. ("Loral") and Loral Satellite Corporation ("Merger Sub"), dated October 7, 1997.

In rendering our opinion, we have relied upon the facts and representations, as they have been represented to us or described in the following documents (the "Documents"):

 1. The Merger Agreement;

 2. The Amended and Restated Principal Stockholder Agreement dated December 1, 1997, among Loral, Merger Sub, Orion, and other persons listed on the signature pages thereof ("Principal Stockholder Agreement");

 3. The Proxy Statement/Prospectus dated February 17, 1998 ("Proxy
    Statement");

 4. The letter dated February 16, 1998 from management of Orion containing certain representations regarding the Merger;

 5. The letter dated February 16, 1998 from management of Loral containing certain representations regarding the Merger; and

 6. The letters dated February 10, 1998, January 21, 1998, February 2, 1998 and February 5, 1998 from certain significant shareholders ("Significant Shareholders") of Orion providing certain representations regarding the Merger.

The management of Orion and Loral have represented to us that the Documents provide an accurate, true, and complete description of the facts and circumstances with respect to the subject matter thereof and are true and complete in all material respects. Also, the management of Orion and Loral have represented (without our independent investigation) that the Merger will occur in strict accordance with the terms of the Documents. We have made no independent determination regarding such facts and circumstances and have relied upon the statements and representations of management of Orion and Loral and the information presented in the Documents for purposes of this letter. Any changes to such Documents may adversely affect the opinions stated herein.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the Documents and the information and representations of management of Orion and Loral and other Significant Shareholders provided to us, and provided a private letter ruling under Section 367(a) of the Internal Revenue Code of 1986 as Amended (the "Code") is obtained from the Internal Revenue Service recognizing Loral as a corporation, it is our opinion that for U.S. Federal income tax purposes:

 1. The proposed Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

 2. No gain or loss will be recognized by Merger Sub upon the transfer of its assets to Orion in exchange for common stock, Series A preferred stock, Series B preferred stock, or Series C preferred stock (collectively "Orion Stock").

3. No gain or loss will be recognized to Orion stockholders upon the receipt of common stock of Loral ("Loral Common Stock") solely in exchange for Orion stock.

 4. No gain or loss will be recognized by Orion upon the receipt of the assets of Merger Sub in exchange for Orion Stock.

 5. The adjusted basis of the Loral Common Stock to be received by the Orion stockholders will be the same as the adjusted basis of the Orion Stock surrendered in exchange therefor.

 6. The holding period of the Loral Common Stock to be received by the Orion stockholders will include the period during which the Orion Stock surrendered in exchange therefor was held, provided that the Orion Stock was held as a capital asset on the date of the exchange.

 7. The payment of cash to Orion stockholders in lieu of the receipt of fractional share interests of Loral Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed for such cash by Loral. Such cash payments will be treated as having been received as distributions in full payment in exchange for the Loral Common Stock redeemed as provided in Section 302(a) of the Code.

 8. With respect to any five-percent transferee shareholder as defined in Treasury Department Regulation Section 1.367(a)-3(c)(5)(ii), the above U.S. Federal income tax consequences will only apply if such shareholder properly and timely enters into a five-year gain recognition agreement with the Internal Revenue Service. If any five-percent transferee shareholder does not properly and timely enter into such a five-year gain recognition agreement, the U.S. Federal income tax consequences to such shareholders will be as described below (i.e., the same U.S. Federal income tax consequences as in the event a private letter ruling under
    Section 367(a) is not obtained from the Internal Revenue Service).

Based solely upon the Documents and the information and representations of management of Orion and Loral and other Significant Shareholders provided to us, and provided a private letter ruling under Section 367(a) of the Code is NOT obtained from the Internal Revenue Service recognizing Loral as a corporation, it is our opinion that for U.S. Federal income tax purposes the transitory existence of Merger Sub will be ignored for U.S. Federal income tax purposes and Loral would be viewed as acquiring all of the outstanding stock of Orion with the following consequences:

 1. Any gain realized by an Orion stockholder upon the receipt of Loral Common Stock solely in exchange for Orion Stock will be recognized. No loss realized upon the receipt of Loral Common Stock in exchange for Orion Stock will be recognized.

 2. If gain is recognized by an Orion stockholder under the provisions of
    Section 367(a)(1) of the Code, the adjusted basis of the Loral Common Stock to be received by such stockholder will be equal to the fair market value of the Loral Common Stock received in the exchange.

 3. If loss is realized by an Orion stockholder, the adjusted basis of the Loral Common Stock to be received by such stockholder will be equal to the adjusted basis of the Orion Stock surrendered in exchange therefor.

 4. Provided that the Orion Stock is held as a capital asset on the date of the exchange, the holding period of Loral Common Stock to be received in exchange for any Orion Stock with respect to which gain is required to be recognized will begin on the day following the Effective Time, and the holding period of Loral Common Stock to be received in exchange for Orion Stock with respect to which loss is realized (but not permitted to be recognized) will include the period during which the Orion Stock surrendered in exchange therefor was held.

 5. The payment of cash to Orion stockholders in lieu of the receipt of fractional share interests of Loral Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed for such cash by Loral. Such cash payments will be treated as having been received as distributions in full payment in exchange for the Loral Common Stock redeemed as provided in Section 302(a) of the Code.

SCOPE OF OPINION

The scope of this opinion is expressly limited to the U.S. Federal income tax consequences set forth above. The opinion is based upon the representations made by management of Orion and Loral and the Significant Shareholders provided to us and in the Documents. These representations have not been independently verified by us.

Specifically, our opinion has not been requested and we have made no determination or expressed any opinion with respect to any other issues, including, but not limited to: (1) the fair market value of any stock being exchanged pursuant to the Merger Agreement; (2) any foreign or state or local consequences to the parties to the transaction; (3) the consequences of the exchange of any outstanding options or warrants of Orion for options or warrants of Loral; (4) the consequences of any conversion of the Orion Subordinated Debentures into Orion Common Stock, (5) any exchange by Space Systems/Loral of its Orion Stock pursuant to the Merger Agreement, and (6) whether Loral will be recognized as a corporation under Section 367(a) of the Code.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing authorities are subject to change, and such changes may be retroactively effective. If so, our views set forth above may be adversely affected and may not be relied upon. Further, any variation or differences in the facts or representations provided to us, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have not been engaged to and will not update our opinion for changes in facts or law occurring subsequent to the date hereof.

This opinion is being rendered solely to Orion and Orion stockholders and is solely for their benefit. This opinion may not be relied upon by any other person or persons, or be used for any other purposes, including, but not necessarily limited to, filings with Governmental agencies without our prior written consent.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that the IRS or the courts will agree with the above analysis.

                                                 Very truly yours,

                                                 /s/ Ernst & Young LLP

                                3